AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1998
                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                          WEBSTER FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)
                               ------------------

                DELAWARE                   06-1187536                     6712
  (State or other jurisdiction of       (I.R.S. Employer      (Primary Standard Industrial
   incorporation or organization)     Identification No.)      Classification Code Number)

                               ------------------
           WEBSTER PLAZA WATERBURY, CONNECTICUT 06702, (203) 753-2921
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                                 JOHN V. BRENNAN
                            EXECUTIVE VICE PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND TREASURER
                          WEBSTER FINANCIAL CORPORATION
           WEBSTER PLAZA, WATERBURY, CONNECTICUT 06702, (203) 578-2335
       (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                               ------------------
                                    Copy to:
                            Craig M. Wasserman, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                    New York, New York 10019, (212) 403-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                               ------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              ------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
       SECURITIES TO BE REGISTERED           BE REGISTERED (1)       PER SHARE (2)           PRICE (2)             FEE
Common Stock, par value $.01 per share.       17,643 shares       $ 63.57              $1,121,566             $331

================================================================================
(1) Also includes associated Rights to purchase shares of the Registrant's Series C Participating Preferred Stock, which Rights are not currently separable from shares of Common Stock and are not currently exercisable.

(2) In accordance with Rule 457(c), the aggregate offering price and registration fee for 17,643 shares of Common Stock is based on the average of the high and low prices for the Registrant's Common Stock on the Nasdaq National Market on February 26, 1998.
                              ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 3, 1998


PROSPECTUS


                                 17,643 SHARES



                         WEBSTER FINANCIAL CORPORATION



                                 COMMON STOCK

     The 17,643 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Webster Financial Corporation (the "Company") offered hereby (the "Offering") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or successors
(collectively, the "Selling Stockholders") pursuant to this Prospectus as appropriately amended or supplemented. See "SELLING STOCKHOLDERS." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. All expenses of registration incurred in connection with this Offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "PLAN OF DISTRIBUTION" and "SELLING STOCKHOLDERS."

     The Shares may be offered or sold by the Selling Stockholders directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. See "PLAN OF DISTRIBUTION." If required, the names of any such agents or underwriters involved in the sale of the Shares and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus ("Prospectus Supplement").

     The Selling Stockholders and any broker-dealers, agents, or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them or any profit received by them on the resale of Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "PLAN OF DISTRIBUTION."

     The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "WBST." On March , 1998, the last reported sale price of the Common Stock on Nasdaq was $ per share.

                               ----------------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-
      TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
         TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is March   , 1998

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT
CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information ....................................................     1

Incorporation of Certain Documents by Reference ..........................     1

The Company ..............................................................     2

Risk Factors .............................................................     3

Use of Proceeds ..........................................................     6

Selling Stockholders .....................................................     6

Plan of Distribution .....................................................     7

Legal Matters ............................................................     8

Experts ..................................................................     8


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. In addition, reports, proxy statements and other information about the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K St., NW, Washington D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act that relates to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus, which forms a part of the Registration Statement, omits certain information set forth in the Registration Statement. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and each such statement is qualified in its entirety by reference to the copy of such document as so filed. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (c) the Company's Current Reports on Form 8-K dated January 31, 1997, February 20, 1997, April 4, 1997, May 20, 1997, July 31, 1997, October 26, 1997, October 27, 1997, and November 17, 1997 (as
amended); (d) the Company's Annual Report of Employee Stock Purchase Plans on Form 11-K for the fiscal year ended December 31, 1996; and (e) the description of the Company's Common Stock contained in its registration statement on Form 8-A, filed on December 2, 1986, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the Registration Statement and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will provide or will cause to be provided to each person to whom this Prospectus is delivered, without charge, a copy of any or all such documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that are incorporated by reference into this Pro-spectus). Written or oral requests for copies should be directed to John
Benjamin, Webster Financial Corporation, at the Company's principal executive offices located at Webster Plaza, Waterbury, Connecticut 06720, telephone number
(203) 578-2213.

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT AND IS SUBJECT TO THE SAFE HARBOR CREATED BY SUCH SECTIONS. THESE FORWARD-LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS AND BUSINESS PLANS OF THE COMPANY SET FORTH UNDER "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K, "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL STATEMENTS" IN EACH OF THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q, AND "ACQUISITION OR DISPOSITION OF ASSETS" IN CERTAIN CURRENT REPORTS ON FORM 8-K, EACH OF WHICH HAS BEEN INCORPORATED BY REFERENCE HEREIN. IN ADDITION, THESE FORWARD-LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS AND BUSINESS PLANS OF THE COMPANY SET FORTH IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN PRECEDED BY, FOLLOWED BY, OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "ESTIMATES" OR SIMILAR WORDS OR EXPRESSIONS. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS BECAUSE OF A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. PURCHASERS OF SHARES SHOULD UNDERSTAND THAT THE FOLLOWING IMPORTANT FACTORS, IN ADDITION TO THOSE IDENTIFIED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS AND IN THE DOCUMENTS THAT HAVE BEEN INCORPORATED HEREIN, COULD AFFECT THE FUTURE RESULTS OF THE COMPANY AND COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS: THE EFFECT OF ECONOMIC CONDITIONS; INABILITY TO REALIZE EXPECTED COST SAVINGS IN CONNECTION WITH BUSINESS COMBINATIONS AND MERGERS; HIGHER THAN EXPECTED COSTS RELATED TO INTEGRATION OF COMBINED OR MERGED BUSINESSES; DEPOSIT ATTRITION; ADVERSE CHANGES IN INTEREST RATES; CHANGE IN ANY APPLICABLE LAW, RULE, REGULATION OR PRACTICE WITH RESPECT TO TAX OR ACCOUNTING ISSUES OR OTHERWISE; AND ADVERSE CHANGES OR CONDITIONS IN CAPITAL OR FINANCIAL MARKETS. THE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.


                                  THE COMPANY

     Unless the context otherwise requires, all references to the Company include Webster Financial Corporation and its consolidated subsidiaries.


     The Company is a Delaware corporation and the holding company of Webster Bank ("Webster Bank"), its wholly-owned federal savings bank subsidiary. Both the Company and Webster Bank are headquartered in Waterbury, Connecticut. Deposits at Webster Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"). Through Webster Bank, Webster currently serves customers from 84 banking offices, three commercial banking centers, six trust offices and more than 115 ATMs located in New Haven, Fairfield, Litchfield, Hartford and Middlesex Counties in Connecticut. The Company focuses on providing financial services to individuals, families and businesses. The Company emphasizes four business lines -- consumer banking, business banking, mortgage banking and trust and investment services -- each supported by centralized administration, marketing, finance and operations. Through its recent acquisitions of People's Savings Financial Corp. ("People's") and Sachem Trust, National Association ("Sachem"), the Company has established a leading position in the trust and investment services market in Connecticut and it is able to offer its customers a greater variety of financial services. The Company's goal is to provide banking services that are fairly priced, reliable and convenient. At December 31, 1997, the Company had total consolidated assets of approximately $7.0 billion, total deposits of approximately $4.4 billion and stockholders' equity of approximately $382 million. On October 26, 1997, the Company entered into a merger agreement with Eagle Financial Corp. See "RISK FACTORS -- Growth Through Acquisitions."

     The Company's principal executive office is located at Webster Plaza, Waterbury, Connecticut 06702, and its telephone number is (203) 753-2921.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors relating to the Company and the Common Stock before making an investment in the Shares offered hereby.


GROWTH THROUGH ACQUISITIONS

     Since 1991, the Company has experienced significant growth, primarily as a result of acquiring other financial institutions. In September 1991, the Company acquired certain assets and liabilities of Suffield Bank from the FDIC in an assisted transaction. In that acquisition, which was accounted for as a purchase, the Company, among other things, assumed $247 million of deposit liabilities. In 1992, the Company acquired most of the assets, all of the deposits and certain other liabilities of First Constitution Bank from the FDIC in an assisted transaction. In that acquisition, which was also accounted for as a purchase, the Company acquired assets of $1.3 billion and doubled the number of its banking offices. In March 1994, the Company completed a conversion/acquisition of Bristol Savings Bank ("Bristol"). In that acquisition, which was accounted for as a purchase, the Company acquired five full-service banking offices with $453 million in deposits, as well as Bristol's mortgage banking subsidiary. In 1994, the Company also acquired Shoreline Bank and Trust. In that transaction, which was accounted for as a pooling of interests, the Company acquired assets of $51 million, deposit liabilities of $47 million and shareholders' equity of $4 million. In November 1995, the Company acquired Shelton Bancorp, Inc., the holding company of Shelton Savings Bank, a state-chartered savings bank headquartered in Shelton, Connecticut. In that transaction, which was accounted for as a pooling-of-interests, the Company acquired approximately $298 million of assets, including $224 million of loans, and approximately $273 million of deposits. In February 1996, the Company acquired 20 branch banking offices from Shawmut Bank Connecticut, National Association. In that transaction, which was accounted for as a purchase, Webster Bank assumed approximately $845 million in deposits and acquired approximately $586 million in loans. In January 1997, the Company acquired DS Bancor Inc., the holding company of Derby Savings Bank, a state-chartered savings bank headquartered in Derby, Connecticut. In that transaction, which was accounted for as a pooling-of-interests, the Company acquired approximately $1.2 billion of assets, including $847 million of loans, and approximately $970 million of deposits. On July 31, 1997, the Company acquired People's, the holding company of People's Savings Bank & Trust, a state-chartered savings bank headquartered in New Britain, Connecticut. In that transaction, which was accounted for as a pooling-of-interests, the Company acquired approximately $479 million in assets and total deposits of approximately $360 million. In August 1997, the Company completed its acquisition of Sachem, a trust company headquartered in Guilford, Connecticut (the "Sachem Acquisition"). In that transaction, which was accounted for as a purchase, the Company acquired approximately $300 million in trust assets under management.

     On October 26, 1997, the Company entered into an Agreement and Plan of Merger with Eagle Financial Corp. whereby Eagle will merge with and into the Company (the "Eagle Merger"). Upon consummation of the Eagle Merger, which will be accounted for as a pooling-of-interests, the Company expects to acquire total assets of $2.1 billion, net loans of $1.1 billion and deposits of $1.4 billion. As of the date of this Prospectus, the Eagle Merger has not yet been completed and is pending. The Eagle Merger is subject to a number of conditions, including approval by the stockholders of both the Company and Eagle, who are expected to vote on the Eagle Merger on April 2, 1998. The Eagle Merger has been approved by the Office of Thrift Supervision (the "OTS").

     The Company's business strategy emphasizes internal expansion combined with acquisitions. There can be no assurance that the Company will successfully identify suitable acquisition candidates, complete acquisitions, successfully integrate acquired operations into its existing operations or expand into new markets. Further, there can be no assurance that acquisitions will not have an adverse effect upon the Company's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. In addition, once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by the Company's existing operations, or otherwise perform as expected. Further, earnings may be adversely affected by transaction-related expenses in the quarter in which an acquisition is consummated. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through bank borrowings or the issuance of debt or equity securities. Debt financing of any such acquisition could increase the leverage of the Company. Equity financing of any such acquisition could dilute the ownership of the Company's stockholders. There can be no assurance that the Company will be able to obtain financing on acceptable terms. The Company continuously investigates potential business combinations and acquisitions and from time to time will engage in discussions or negotiations with other companies regarding potential business combinations or acquisitions. It is the Company's policy not to comment publicly on such discussions or negotiations until the Company has entered into a definitive agreement regarding the proposed transaction.


LEGISLATIVE AND GENERAL REGULATORY DEVELOPMENTS

     The Company is registered with the OTS as a savings and loan holding company. Webster Bank is subject to extensive regulation by the OTS as its primary federal regulator and also to regulation as to certain matters by the FDIC. The OTS and the FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives may be adopted. Future legislation or regulatory developments could have an adverse effect on Webster Bank.

     Legislation currently being debated could eliminate the federal savings bank charter. If such legislation is enacted, Webster Bank may be required to convert its federal savings bank charter either to a new type of federal bank charter or to a state depository institution charter. Future legislation also may result in the Federal Reserve Board (the "FRB") regulating the Company instead of the OTS. Regulation by the Federal Reserve Board could subject the Company to capital requirements that are not currently applicable to the Company as a holding company under OTS regulation and may result in statutory limitations on the types of business activities in which the Company may engage at the holding company level.

     The Company is unable to predict whether such legislation will be enacted or the effect of any such legislation on the Company or Webster Bank should such legislation be enacted.


SOURCES OF FUNDS FOR CASH DIVIDENDS

     Cash dividends from Webster Bank and liquid assets at the holding company level are the Company's principal sources of funds for paying cash dividends on the Common Stock, as well as for the payment of principal and interest on the Company's $40 million principal amount of 8 3/4% Senior Notes due 2000 (the "Senior Notes") and on capital debentures (the "Capital Debentures") the Company issued in connection with the sale of capital securities by an affiliate of the Company. Webster Bank is subject to certain regulatory requirements that affect its ability to pay cash dividends to the Company. In addition, the Senior Notes rank superior to the Common Stock as to payment of dividends and the Capital Debentures contain certain covenants that affect the Company's ability to pay cash dividends on the Common Stock. At December 31, 1997, the Company had $128.2 million available for payment of dividends on the Common Stock.


EFFECT OF INTEREST RATE FLUCTUATIONS

     The Company's consolidated results of operations depend to a large extent on the level of its net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause the Company's cost of funds to increase faster than the yield on its interest-bearing assets, net interest income will decrease. The Company measures its interest-rate risk using simulation, price elasticity and other methods.

     Based on the Company's asset/liability mix at December 31, 1997, management's simulation analysis of the effects of changing interest rates projected that an instantaneous +/-100 basis point fluctuation in interest rates would change net interest income for the following twelve months by 4.1% or less.

Based on the Company's asset-liability mix at December 31, 1997, management of the Company believes its interest risk is reasonable. Management of the Company also believes that the addition of Eagle's assets and liabilities will not significantly alter the pro forma interest rate risk of the Company.

     While the Company uses various monitors of interest-rate risk, the Company is unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of its financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans decline in value, and fixed-rate liabilities rise in value, as interest rates rise. Although the Company's investment and mortgage-backed securities portfolios have grown in recent quarters, most of the growth has been in adjustable-rate securities or short-term securities with durations of less than two years.

     Changes in interest rates can also affect the amount of loans the Company originates, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of such assets and liabilities. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by the Company. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayment might be invested at a less favorable interest rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in the Company's portfolio, net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities can adversely affect the value of such securities and the interest income generated by them.

     Increases in interest rates might cause depositors to shift funds from accounts that have a comparatively lower cost (such as regular savings accounts) to accounts with a higher cost (such as certificates of deposit). If the cost of deposits increases at a rate greater than yields on interest-earning assets increase, the interest-rate spread will be negatively affected. Changes in the asset and liability mix also affect the interest-rate spread.




     The Company faces substantial competition for deposits and loans throughout its market areas both from local institutions and from out-of-state institutions that either solicit deposits or maintain loan production offices in the Company's market areas. The Company competes for deposits primarily with other savings institutions, commercial banks, credit unions, money market funds and other investment alternatives. The Company believes that its ability to compete effectively depends largely on its ability to compete with regard to interest rates, personalized services, the quality and range of financial services provided, the convenience of office locations, automated services and office hours. The Company competes for loans primarily with other savings institutions, mortgage banking firms, mortgage brokers, commercial banks and insurance companies. The Company believes that its ability to compete effectively for loans depends largely on its ability to compete with regard to interest rates, loan origination fees, the quality and range of the lending services it provides and its ability to offer personalized service.


PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     The Company's Certificate of Incorporation and Bylaws contain provisions that might have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. These provisions include, but are not limited to, the following: a staggered Board of Directors; the availability of blank check preferred stock; the requirement of a two-thirds stockholder vote for the acquisition of beneficial ownership of 10% or more of the voting stock of the Company (or offers related thereto) by any person or group; the requirement of an 80% stockholder vote for certain business combinations with any person or group that beneficially owns 10% or more of the voting stock of the Company unless either (i) such acquisition is approved by two-thirds of the directors who were directors before such person or group became such a holder and are not affiliated with such a holder or (ii) such acquisition meets certain price and procedure requirements; the inability of stockholders to act by written consent in lieu of a meeting (absent unanimous written consent) or to call special meetings; and the absence of cumulative voting. In addition, the Company has entered into a stockholder rights agreement (the "Rights Agreement"), pursuant to which holders of Common Stock were issued one right per share of Common Stock, which rights, if triggered by certain events related to the acquisition of shares of Common Stock or to a merger with or acquisition of the Company, will in general entitle holders of Common Stock to acquire additional shares of Common Stock at substantially favorable prices or, under certain circumstances, entitle former holders of Common Stock to acquire shares of common stock of an acquiror at substantially favorable prices, unless such rights are redeemed by the Board of Directors. Delaware law also contains certain provisions, including those related to transactions with certain interested stockholders, that might have the effect of discouraging certain transactions not approved by a company's board of directors.


                                USE OF PROCEEDS

     All of the Shares offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. The Company will pay certain expenses relating to this Offering, estimated to be approximately $ . See "SELLING STOCKHOLDERS."


                             SELLING STOCKHOLDERS

     In connection with the Sachem Acquisition, the Company issued Common Stock, including the Shares, to certain of the former stockholders of Sachem in exchange for their shares of common stock, par value $10.00 per share, of Sachem in a private placement transaction exempt from registration under the Securities Act.

     The following table sets forth certain information with respect to the Selling Stockholders, including the names of each Selling Stockholder and the number of Shares being offered by each Selling Stockholder hereby, all as of January 30, 1998. The Selling Stockholders are former stockholders of Sachem and their transferees, pledgees, donees and successors. The following Selling Stockholders have had certain relationships with the Company and its predecessors,  including Peter F. Culver (former President of Sachem),  Kathleen
H. Imbergamo (former Chief Financial Officer and Senior Vice President of Sachem), Richard T. Walsh (former member of the Sachem Trust Advisory Board) and John W. Ward (former member of the Sachem Trust Advisory Board).

     The Shares have been registered under the Securities Act pursuant to the Registration Statement.


                                            AMOUNT OF                             AMOUNT OF COMMON
                                           COMMON STOCK                             STOCK OWNED
               NAME OF                     OWNED PRIOR       NUMBER OF SHARES        FOLLOWING
           BENEFICIAL OWNER              TO THE OFFERING      OFFERED HEREBY      THE OFFERING(1)
-------------------------------------   -----------------   ------------------   -----------------
Jay Abramson ........................            605                545                    60
Elizabeth A. Barone .................            861                776                    85
Gerald B. Cramer ....................           1073                966                   107
Jesse V. & Vanessa S. Crews .........           1232               1109                   123
Peter F. & Mary A. Culver ...........           1232               1109                   123
Thomas J. Demchak ...................            615                554                    61
Fred Filoon .........................            202                181                    21
GAMCO Investors, Inc. ...............           3362               3026                   336
Kathleen H. Imbergamo ...............            615                554                    61
Carol A. Kelleher ...................           1848               1664                   184
Ronald H. McGlynn ...................            942                848                    94
Arthur Pergament ....................         12,949                242                12,707
Edward Rosenthal ....................            254                229                    25
Robert A. Simms .....................          4,420               3607                   813
Eugene Trainor III ..................             17                 15                     2
Richard T. Walsh ....................            615                554                    61
John W. Ward ........................           1848               1664                   184

----------
(1) Assuming sale of all Shares offered hereby by such Selling Stockholder.

                             PLAN OF DISTRIBUTION

     All or part of the Shares may be offered by the Selling Stockholders from time to time in transactions on Nasdaq, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale. Shares may be offered at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the Shares may be sold or distributed may include, but are not limited to, the following: (a) a cross or block trade in which the broker or dealer engaged by the Selling Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales; (g) delivery in connection with the issuance of securities by issuers, other than the Company, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and (h) a combination of any such methods of sale or distribution.

     In effecting sales, brokers or dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act. If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a Prospectus Supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares specified in such Prospectus Supplement if any such Shares are purchased. This Prospectus also may be used by donees of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of shares of the Common Stock and who wish to offer and sell such Shares under circumstances requiring or making use of the Prospectus desirable.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver shares of Common Stock in connection therewith. From time to time the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a Selling Stockholder, the broker or pledgees may offer and sell the pledged shares of Common Stock from time to time.

     None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by the Company. The Company will bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders. See "SELLING STOCKHOLDERS."

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz has provided and continues to provide services for the Company.


                                    EXPERTS

     The consolidated financial statements of the Company (as restated to include DS Bancorp Inc. and People's) at December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing.

     The separate consolidated financial statements of the Company (excluding DS Bancor Inc. and People's) at December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM                                                                      AMOUNT
------------------------------------------------                         -------

     Registration fee ..........................                         $331
     Blue Sky fees and expenses ................                          N/A
     Printing and engraving expenses ...........
     Legal fees and expenses ...................
     Accounting fees and expenses ..............
     Transfer Agent and Registrar fees .........
     Miscellaneous .............................
        Total ..................................

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the provisions of Article 6 of the Company's Restated Certificate of Incorporation and the provisions of Article 9 of the Company's Bylaws.

     The registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of the corporation, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all of the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

     The Company's Bylaws provide for indemnification of officers, directors, trustees, employees and agents of the Company, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit, or proceeding by reason of the fact that such person is or was serving in such a capacity for or on behalf of the registrant. The Company will indemnify any such person against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, the Company shall indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of the Company, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the Company or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the Bylaws that the person to be indemnified is, in view of the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of the Company or is acting in such capacity for another business organization or entity at the Company's request, against such person and incurred in such capacity, or arising out of such person's status as such, whether or not the Company would have the power or obligation to indemnify him against such liability under the provisions of Article 9 of the Company Bylaws. Article 6 of the Company's Restated Certificate of Incorporation provides that no director will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability for breach of such director's duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for any payment of a divided or approval of a stock repurchase illegal under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits

     The following Exhibits are filed herewith or incorporated herein by reference:

   4.1 Form of stock certificate for Common Stock, par value $.01 per share, of the Company (incorporated herein by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

   4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

   4.3 Bylaws of the Company, as amended to date (incorporated herein by reference to Exhibit 3.7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

   4.4 Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as amended to date (incorporated by reference to Form 8-K filed on February 12, 1996, and Form 8-K filed on November 25, 1996).

   5.1     Opinion of Wachtell, Lipton, Rosen & Katz.

  23.1     Consent of KPMG Peat Marwick LLP.

  23.2     Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

  24.1 Power of Attorney (included as part of the Signature Page of this Registration Statement).



ITEM 17. UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (5) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Amended and Restated By-laws of Registrant, indemnification agreements entered into between Registrant and its officers and directors, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Connecticut, on March 3, 1998.


                                          WEBSTER FINANCIAL CORPORATION
                                          (Registrant)

                                          By /s/  JAMES C. SMITH
                                            ------------------------------------
                                                  James C. Smith
                                            Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints James C. Smith and John V. Brennan, and each and either of them, such individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, and to file the same with the Securities and Exchange Commission, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on March 3, 1998.


                NAME                                   TITLE
-------------------------------------- -----------------------------------------
/s/  JAMES C. SMITH                    Chairman and Chief Executive Officer
 -------------------------------           (Principal Executive Officer)
     James C. Smith


 /s/  JOHN V. BRENNAN                     Executive Vice President, Chief
 -------------------------------          Financial Officer and Treasurer
      John V. Brennan                      (Principal Financial Officer)

/s/  ACHILLE A. APICELLA
 -------------------------------
     Achille A. Apicella                              Director

/s/  JOEL S. BECKER
 -------------------------------
     Joel S. Becker                                   Director

/s/  O. JOSEPH BIZZOZERO, JR.
 -------------------------------
     O. Joseph Bizzozero, Jr.                         Director

/s/  JOHN J. CRAWFORD
 -------------------------------
     John J. Crawford                                 Director

                NAME                                   TITLE
-------------------------------------- -----------------------------------------
/s/  HARRY P. DIADAMO, Jr.
 -------------------------------
     Harry P. DiAdamo, Jr.                            Director

/s/  ROBERT A. FINKENZELLER
 -------------------------------
     Robert A. Finkenzeller                           Director

/s/  WALTER R. GRIFFIN
 -------------------------------
     Walter R. Griffin                                Director

/s/  J. GREGORY HICKEY
 -------------------------------
     J. Gregory Hickey                                Director

/s/  C. MICHAEL JACOBI
 -------------------------------
     C. Michael Jacobi                                Director

/s/  MARGUERITE F. WAITE
 -------------------------------
     Marguerite F. Waite                              Director


                               INDEX TO EXHIBITS


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  EXHIBIT                                                                          PAGE
   NUMBER                           EXHIBITS                                       NUMBER
---------   --------------------------------------------------------------------   ------
 4.1        Form of stock certificate for Common Stock  (incorporated  herein by reference to Exhibit 3.5 to the Company's representing common stock, par value $.01 per share, of the Company).

 4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

 4.3 Bylaws of the Company, as amended to date (incorporated herein by reference to Exhibit 3.7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

 4.4 Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as amended to date (incorporated by reference to Form 8-K filed on February 12, 1996, and Form 8-K filed on November 25, 1996).

 5.1        Opinion of Wachtell, Lipton, Rosen & Katz.

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

24.1 Power of Attorney (included as part of the Signature Page of this Registration Statement).

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